Exhibit 10.2

PROMISSORY NOTE

$427,000	December 26, 2007
Goleta, California

FOR VALUABLE CONSIDERATION, Commerce Planet, Inc. ("Borrower") promises to pay to the order of Charles Gugliuzza (together with his successors and assigns, individually and collectively, "Gugliuzza") at 17 Chardonnay Dr., Ladera Ranch, California 92694 or such other place as Gugliuzza may specify in writing, the principal sum of Four Hundred Twenty Seven Thousand Dollars ($427,000) together with interest at the rate of eight percent (8.00%) per annum compounded monthly until the Maturity Date, subject to the terms and conditions set forth in this Promissory Note. All obligations under this Promissory Note are payable in lawful money of the United States. The entire outstanding principal balance, together with all accrued and unpaid interest thereon, shall be due and payable on June 30, 2008 (the "Maturity Date"), unless the extension option is exercised in which case the entire outstanding principal balance, together with all accrued and unpaid interest will be due on December 31, 2008 (the "Extended Maturity Date"). This loan may also be converted in accordance with the Gugliuzza Share Repurchase Agreement bearing the same date as this document and which terms are incorporated herein by reference

Interest shall be calculated on the basis of a 365-day year and compounded monthly. Borrower shall pay accrued interest monthly in arrears on the 1 day of each calendar month beginning February 1, 2008.

Borrower shall pay at least $90,400.00 of the principal sum by February 15, 2008.

Borrower shall have the right to prepay all or any portion of the outstanding balance under this Promissory Note without penalty at any time. All payments received shall be first credited to interest due and owing, and then to principal. Borrower will have the option to extend the maturity date to December 31, 2008 for an extension fee of $10,625.00. The interest rate payable from July 1, 2008 to the Extended Maturity Date shall be 13.00% per annum compounded monthly.

Borrower hereby waives presentment, demand, notice of dishonor, protest, notice of protest and all other demands, protests and notices in connection with the execution, delivery, performance, collection and enforcement of this Note. Gugliuzza shall have full recourse against the undersigned, and shall not be required to proceed against the collateral securing this Note in the event of default.

No failure by Gugliuzza to act with respect to the exercise of any of its rights or enforcement of any of the terms of this Promissory Note shall constitute a waiver of any breach, default or failure of condition under this Promissory Note. No single or partial exercise of any power hereunder shall preclude any other or further exercise thereof of the exercise of any other right or power. No delay or omission on the part of Gugliuzza in exercising any right or power that Gugliuzza may have in the event of any default by Borrower shall operate as a waiver of such right or power, or of any other right or power under this Promissory Note, or that otherwise may be available to Gugliuzza at law or in equity.

Attorneys Fees Recovery. If either party institutes any court action to enforce or interpret the terms of this agreement, the prevailing party in the action shall be awarded its attorneys fees and court costs incurred in the action in addition to any judgment obtained.

This Promissory Note shall be governed by California law.

BORROWER:

COMMERCE PLANET, INC.

By:	/s/ Tony Roth
Tony Roth, CEO